Exhibit 99.1

Contact:

Kevin D. Green	Jason Spark
Vice President, Finance & CAO	Porter Novelli Life Sciences
Cerus Corporation	(619) 849-6005
(925) 288-6138

CERUS CORPORATION ANNOUNCES FIRST QUARTER

FINANCIAL RESULTS

CONCORD, CA, APRIL 30, 2009 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2009.

Product revenue for the INTERCEPT Blood System was $3.1 million during the first quarter of 2009, down from $4.9 million during the first quarter of 2008, when $1.2 million of previously deferred product revenue was recognized. This decline in product revenue was largely due to no illuminators being sold during the first quarter of 2009 in contrast to the first quarter of 2008. Despite the lack of illuminator sales, disposable kit sales in total increased in the first quarter of 2009 compared to the same period in 2008. Government grant revenue in the first quarter of 2009 was $0.4 million, compared to $0.1 million in the first quarter of 2008. Total revenue for the first quarter of 2009 was $3.5 million, down from $5.0 million for the first quarter of 2008, due primarily to decreased product sales offset by modestly higher government grant revenue.

Total operating expenses for the first quarter of 2009 were $8.8 million, down from $9.9 million for the same period in 2008. The decrease in operating expenses was due to a reduction in research and development expenses and selling, general and administrative expenses, partially offset by non-recurring restructuring costs of $0.7 million associated with the Company’s restructuring plans, which were announced in March 2009.

Net loss for the first quarter of 2009 was $7.4 million, or $0.23 per share, compared to a net loss of $5.9 million, or $0.18 per share, for the first quarter of 2008.

As announced in March 2009, the Company has begun implementing a plan to focus resources on commercializing the INTERCEPT platelet and plasma systems in Europe and to realign its costs structure accordingly. As a consequence of this re-focusing and the associated reduction in force announced in March, management expects operating expense levels to decline meaningfully and to carefully manage further investment in working capital in future periods.

At March 31, 2009, the Company had cash, cash equivalents and short-term investments of $15.4 million, down from $22.6 million at December 31, 2008. Management expects the rate of cash consumed during the remainder of 2009 to be significantly reduced relative to the first quarter of 2009, due in large part to the savings expected to be realized as a result of implementing the restructuring plan. As a consequence, management expects existing cash resources to be adequate to fund the Company’s operations into the first half of 2010.

“It has been an active, yet challenging quarter for Cerus. We took several meaningful steps toward commercial success in Europe. Through a re-focusing of the company’s priorities, we have significantly extended our cash runway,” said Claes Glassell, president and CEO of Cerus Corporation.

RECENT HIGHLIGHTS:

•	Product sales in the first quarter of 2009 were $3.1 million, with the volume of disposable kit sales sold increasing from the first quarter 2008;

•

Received CE mark approval on a new product configuration of the platelet system that is expected to make INTERCEPT even more attractive to prospective customers in Germany, the U.K. and in other countries;

•

The Frankfurt region of the German Red Cross received its second marketing authorization to sell INTERCEPT-treated platelets, paving the way for commercial adoption once a customer-sponsored study to confirm the economic and clinical advantages of INTERCEPT is completed;

•	Signed a contract with one of two regions of the Belgian Red Cross to purchase the INTERCEPT platelet system;

•	Nearly completed enrollment and initial patient dosing in a Phase I clinical trial for the red blood cell system , with completion of the clinical trial expected by mid-2009;

•

Reduced workforce in March by just over 30% and reduced operating expenses to conserve resources and focus efforts on commercializing the INTERCEPT Blood System, which the Company expects will result in sufficient existing resources to fund operations into the first half of 2010.

QUARTERLY CONFERENCE CALL

The Company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The Company’s products are not yet approved in the United States. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including the Company’s expectations regarding its operating expenses, rate of cash consumption, savings resulting from implementation of its restructuring plan, sufficiency of cash resources, market acceptance of its INTERCEPT products, timing of completion of the Phase I clinical trial for the red blood cell system and management of its working capital. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties involving commercial adoption of the INTERCEPT Blood System, implementation of the Company’s restructuring plan, adequacy of current cash resources, and the risks and uncertainties disclosed from time to time in reports filed by the Company with the SEC, including the Company’s annual report on Form 10-K the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended March 31,
	2009	2008
Revenue
Product revenue	$3,085	$4,852
Government grant and cooperative agreements	403	117

Total Revenue	3,488	4,969

Cost of product revenue	2,094	1,714

Gross profit	1,394	3,255
Operating expenses
Research and development	2,012	2,784
Selling, general and administrative	6,101	7,101
Restructuring	712	—

Total operating expenses	8,825	9,885

Loss from operations	(7,431)	(6,630)
Interest and other income (expense), net	34	690

Net loss	$(7,397)	$(5,940)

Net loss per share – basic and diluted	$(0.23)	$(0.18)
Weighted average common shares outstanding used for basic and diluted loss per share
Basic	32,590	32,210
Diluted	32,590	32,210

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	March 31, 2009	December 31, 2008
Cash, cash equivalents, and short-term investments	$15,419	$22,578
Accounts receivable and other current assets	7,696	8,356
Inventories	11,105	11,109
Property and equipment, net	1,712	1,844
Other assets	3,232	3,452

Total Assets	$39,164	$47,339

Accounts payable and accrued liabilities	$10,598	$12,453
Accrued restructuring	652	—
Deferred revenue	410	445
Other long-term liabilities	142	163

Total liabilities	11,802	13,061

Stockholders’ equity	27,362	34,278

Total liabilities and stockholders’ equity	$39,164	$47,339